Exhibit 99.1

Quotient Limited Announces $120 Million Secured Debt Financing

JERSEY, Channel Islands, October 14, 2016 (GLOBENEWSWIRE) — Quotient Limited (“Quotient”) (NASDAQ: QTNT), a commercial-stage diagnostics company, today announced the completion of a private placement of up to $120 million of 12% Senior Secured Notes due 2023. At the initial closing of the transaction, Quotient issued $84 million of notes and received net proceeds of approximately $79 million after expenses. Quotient will issue an additional $36 million of notes to note purchasers upon public announcement of field trial results for the MosaiQ™ IH Microarray that demonstrates greater than 99% concordance for the detection of blood group antigens and greater than 95% concordance for the detection of blood group antibodies when compared to predicate technologies for a pre-defined set of blood group antigens and antibodies. Quotient intends to use the net proceeds from this transaction, among other things, to repay all outstanding obligations to MidCap Financial Trust under its existing loan agreement and for general corporate purposes. Morgan Stanley & Co. LLC acted as sole placement agent for the transaction.

The notes bear interest at a rate of 12% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2017. On each payment date, commencing on April 15, 2019, Quotient will pay an installment of principal of the notes pursuant to a fixed amortization schedule. The stated maturity date of the notes is October 15, 2023. The notes are redeemable at the option of Quotient at a redemption price that includes a make-whole premium until October 14, 2018 and, thereafter, at a redemption price that includes a declining premium to par over four years. The notes are guaranteed by Quotient’s subsidiaries and secured by substantially all of the property and assets (subject to certain exclusions) of Quotient and its subsidiaries.

Additionally, Quotient has sold a royalty right to the note purchasers, representing a right to receive an aggregate 2.0% royalty payment on net sales of MosaiQ™ instruments and consumables in the donor testing market in the European Union and the United States. The royalty will be payable beginning on the date that Quotient or its affiliates enters into a contract for the sale of MosaiQ™ instruments or consumables in the donor testing market in the European Union or the United States and ending on the last day of the calendar quarter in which the eighth annual anniversary of the first contract date occurs.

For more information regarding the terms and conditions of the notes, please refer to the Current Report on Form 8-K filed today by Quotient with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQ™ technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the intended use of proceeds from the secured debt offering and the issuance of the additional notes. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risks and uncertainties associated with the application of the net proceeds from the secured debt offering as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer — stephen.unger@quotientbd.com; (212) 228-7572